Exhibit 99.1

[HORIZON HEALTH LOGO]

Contact:	Valerie Evans
Corporate Services
(972) 420-8339

HORIZON HEALTH PRICES COMMON STOCK

PUBLIC OFFERING AT $36.25 PER SHARE

LEWISVILLE, Texas (March 10, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced the pricing of its follow-on public offering of 1,500,000 shares of its common stock at an offering price of $36.25 per share. The Company has granted the underwriters a 30-day option to purchase up to 225,000 additional shares of common stock to cover over-allotments, if any. The lead underwriter and book runner is JP Morgan. The co-managers are Piper Jaffray and Stephens Inc. The offering is expected to close on March 16, 2005.

The aggregate net proceeds to the Company (after deducting estimated expenses) are estimated to be $50.6 million. The Company will utilize approximately $34.5 million of the proceeds to repay all outstanding debt under its revolving credit facility. The balance of the net proceeds will be used for general corporate purposes including acquisitions.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. The offering of these securities is made only by means of a prospectus, which may be obtained by contacting J.P. Morgan Securities Inc., Prospectus Department, One Chase Manhattan Plaza, New York, New York 10081 (telephone 212-552-5164).

Horizon Health Corporation is a leading manager and a provider of behavioral health and physical rehabilitation clinical services and a provider of employee assistance plans and administrative behavioral health care services primarily to employers.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, satisfaction of certain closing conditions in the underwriting agreement, the ability to consummate additional acquisitions, the ability to integrate the existing operations of acquisitions on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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